Exhibit 16

February 28, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Solar-Mates, Inc.

Dear Sir/Madam:

      Pursuant to the request of the above referenced Company, we affirm that:

      (1) We have read the Company's response to Item 4 of Form 8-K dated February 11, 1997, as amended on this date, and

      (2) We agree with the response.

                              Sincerely,

                              WINTER, SCHEIFLEY & ASSOCIATES, P.C.